UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

RIM SEMICONDUCTOR COMPANY

(Exact name of registrant as specified in its charter)

Utah	000-21785	95-4545704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

305 NE 102nd Ave, Suite 105, Portland, OR 97220
(Address of principal executive offices, including Zip Code)

(503) 257-6700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 1, 2006, Rim Semiconductor Company (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with David Wojcik for Mr. Wojcik to serve as Senior Vice President - Sales and Business Development of the Company. The Employment Agreement provides for a base annual salary of $225,000. Mr. Wojcik is also eligible to receive quarterly bonuses of up to $40,000 per fiscal quarter, as determined by the Company’s compensation committee.

Mr. Wojcik is employed “at-will” by the Company, and accordingly may be terminated with or without reason or notice at any time. If Mr. Wojcik is terminated other than with good cause or leaves for good reason (each as defined in the Employment Agreement), the Company will pay a severance equal to twelve months base salary in effect on the date of Mr. Wojcik’s termination of employment. If Mr. Wojcik relocates to the Company’s headquarters in Portland, Oregon, the Company will provide him a relocation bonus of $100,000 and reimburse his expenses up to $25,000. If Mr. Wojcik does relocate to Portland, Oregon, he will sign a separate Relocation Agreement which will provide that he will repay the Company a prorated amount of his reimbursed costs should he leave employment with the Company within six months of his relocation.

In accordance with the Employment Agreement, the Company also granted Mr. Wojcik an option to purchase 3,500,000 shares (the “Option”) of the Company’s common stock, at an exercise price of $0.158 per share. The Option vests and becomes exercisable in 32 installments. The first two installments shall vest the Option with respect to 291,670 shares each on December 1, 2006 and March 1, 2007, respectively, and the remainder of the Option shall vest in thirty equal installments of 97,222 shares each on the first of each month commencing April 1, 2007. Once vested, the Option is exercisable through August 31, 2016, unless earlier terminated in accordance with the Stock Option Agreement.

Prior to the Employment Agreement, Mr. Wojcik served as a consultant to the Company pursuant to a Consulting Agreement dated March 4, 2005. While a consultant, Mr. Wojcik was granted 37,500 shares of the Company’s common stock and options to purchase 500,000 shares of Company common stock at an exercise price of $0.18 per share.

ITEM 3.02. UREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rim Semiconductor Company

Dated: September 7, 2006	By:	/s/ Brad Ketch Brad Ketch President and Chief Executive Officer